UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2018

Coupa Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-37901	20-4429448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1855 S. Grant Street

San Mateo, CA 94402

(Address of principal executive offices, including zip code)

650-931-3200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2018, Coupa Software Incorporated (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) by and among the Company, Hiperos, LLC, a Delaware limited liability company (“Hiperos”), GTCR/Opus Blocker Corp., a Delaware corporation (“Blocker” and, together with Hiperos, the “Targets”), GTCR Fund X/C LP, a Delaware limited partnership (“Fund X/C”), GTCR/Opus Splitter LP, a Delaware limited partnership (“Splitter”), and Opus Global Holdings, LLC, a Delaware limited liability company (“Parent” and, together with Fund X/C and Splitter, the “Sellers”), pursuant to which the Company will acquire all of the outstanding equity securities of the Targets and the Targets shall become, directly or indirectly, wholly-owned subsidiaries of the Company (the “Transaction”).

The aggregate purchase price for the Transaction was approximately $95 million in cash (which amount shall be subject to customary upward or downward adjustments for the Targets’ working capital and other matters for up to 90 days following the date upon which the Transaction was consummated).

Pursuant to the Purchase Agreement, each of the Targets and Sellers have made certain representations and warranties to the Company for which, subject to the terms of the Purchase Agreement, the Sellers will be liable in the event of a breach and have agreed to indemnify the Company for certain matters.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Purchase Agreement governs the contractual rights between the parties in relation to the acquisition. We have included the above summary of certain terms of the Purchase Agreement and attached the Purchase Agreement as an exhibit to this Form 8-K to provide you with information regarding the terms of the Purchase Agreement. This summary and report are not intended to modify or supplement any factual disclosures about the Company, the Targets or the Sellers in our respective public reports filed with the SEC or other regulators. In particular, the Purchase Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company, the Targets or the Sellers. The representations and warranties contained in the Purchase Agreement have been negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 7, 2018, the Company completed the acquisition contemplated by the Purchase Agreement. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 10, 2018, the Company issued a press release announcing that it had entered into the Purchase Agreement pursuant to which the Company acquired all of the outstanding equity securities of the Targets, subject to the terms and conditions of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days following the date that this Report is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days following the date that this Report is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1*	Purchase Agreement, dated December 4, 2018, by and among Coupa Software Incorporated, Hiperos, LLC, GTCR/Opus Blocker Corp., GTCR Fund X/C LP, GTCR/Opus Splitter LP, and Opus Global Holdings, LLC.

99.1	Press Release dated December 10, 2018.

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits and schedules to this agreement have been omitted. The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and/or schedules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coupa Software Incorporated

By:	/s/ Todd Ford
Todd Ford
Chief Financial Officer (Principal Financial Officer)

Dated: December 10, 2018